UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

LMI AEROSPACE, INC.
(Name of Registrant as Specified In Its Charter)

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LMI Aerospace, Inc.
411 Fountain Lakes Boulevard
St. Charles, Missouri 63301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 22, 2016

TO OUR SHAREHOLDERS:

The 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of LMI Aerospace, Inc., a Missouri corporation (the “Company”), will be held at 411 Fountain Lakes Boulevard, St. Charles, Missouri 63301, beginning at 10:00 a.m., local time, on June 22, 2016 for the following purposes:

1.	to elect five Directors for a term expiring at the next annual meeting of shareholders, and until their respective successors are duly elected and qualified;

2.	to hold an advisory vote on executive compensation;

3.	to ratify the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2016; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

You may also attend the Annual Meeting virtually and vote at the meeting via the Internet by visiting www.virtualshareholdermeeting.com/LMIA2016 and following the instructions.

The Board of Directors has fixed the close of business on April 22, 2016 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of all shareholders entitled to vote at the Annual Meeting will be available during usual business hours for the examination by any shareholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting at the office of the Company set forth above.

In an effort to reduce costs and minimize environmental impact, we are not furnishing proxy materials by mail to all shareholders, unless requested. On or about May 13, 2016, we are mailing our shareholders of record (other than those who previously requested electronic or paper delivery) a Notice of Availability of proxy materials that contains instructions on how to access our proxy materials, including our proxy statement and the Company's annual report for its fiscal year ended December 31, 2015, as amended, and how to vote. If you would also like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice.

By Order of the Board of Directors,

Renée Skonier
Secretary
St. Charles, Missouri
April 29, 2016

LMI Aerospace, Inc.
411 Fountain Lakes Boulevard
St. Charles, Missouri 63301

PROXY STATEMENT

ANNUAL MEETING

The enclosed proxy is solicited by the Board of Directors of LMI Aerospace, Inc. (the “Company”) to be voted at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held at the Company’s principal office located at 411 Fountain Lakes Boulevard, St. Charles, Missouri 63301, beginning at 10:00 a.m. local time on June 22, 2016, or at any adjournment thereof, for the purposes set forth herein and the accompanying Notice of Annual Meeting. The Notice of Annual Meeting, this Proxy Statement and the enclosed form of proxy are first being distributed on or about May 13, 2016, to holders of record of our common shares at the close of business on April 22, 2016.

You may also attend this year’s Annual Meeting via the Internet. Go to www.virtualshareholdermeeting.com/LMIA2016. You will need to enter your 16- digit control number included on the Notice of Internet Availability or proxy card. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at the website referenced above.

SOLICITATION OF PROXIES

Solicitation of proxies is being made by the Company and will be made primarily by mail. In addition to solicitation by mail, officers, directors and employees of the Company may solicit personally, by mail or by telephone if proxies are not promptly received. The cost of solicitation will be borne by the Company and will include reimbursement paid to banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred as a result of forwarding solicitation materials to the beneficial owners of the Company’s common stock, par value $0.02 per share (the “Common Stock”).

REVOCATION OF PROXY

If, after sending in your proxy, you decide to vote in person or desire to revoke your proxy for any other reason, you may do so in accordance with the following procedures.

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary of the Company, Renée Skonier, at the principal office of the Company in St. Charles, Missouri, of such revocation no later than June 21, 2016, or by attending the Annual Meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request.

If you hold shares beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee by 11:59 p.m. EDT on June 21, 2016, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

RECORD DATE

The close of business on April 22, 2016, (the “Record Date”) has been fixed as the record date for the determination of the holders of shares of Common Stock entitled to notice of and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournment thereof. As of the close of business on the Record Date, there were outstanding 13,476,865 shares of Common Stock.

BOARD RECOMMENDATIONS

Unless otherwise directed by the giver of the proxy, the persons named in the enclosed form of proxy, that is, Renée Skonier, or, if unable or unwilling to serve, Daniel G. Korte, will vote your shares, and the Board of Directors of the Company recommends that you vote your shares, as follows:

1.
FOR ALL persons named herein as a nominee for Director of the Company for a term expiring at the 2017 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

2.	FOR the advisory approval of the Company's executive compensation;

3.	FOR the ratification of the engagement of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2016; and

4.	According to such person’s judgment on the transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

VOTING RIGHTS AND VOTE REQUIRED

Voting Rights

Each share of Common Stock outstanding on the Record Date is entitled to one vote on all matters to be acted on at the Annual Meeting, including the election of directors. There are no cumulative voting rights.

Vote Required

Quorum

A majority of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date, 6,738,433 shares of Common Stock, present or represented by proxy at the Annual Meeting will constitute a quorum at the Annual Meeting.

Proposal No. 1 - Election of Directors

The affirmative vote of a majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting is required to elect a person nominated for director. Shares present at the Annual Meeting represented by proxies that are marked “WITHHOLD ALL” or "FOR ALL EXCEPT" with respect to the election of all, or a particular person, respectively, to serve on the Board of Directors will be counted as shares present and entitled to vote and will have the same effect as a vote against the nominee as to which such direction applies. Shares represented by a proxy as to which there is no voting instruction given (a “broker non-vote”) will not be deemed represented at the meeting for purposes of electing directors and, therefore, will have no effect on the election of directors. Such shares will, however, be counted for quorum purposes.

Although Missouri law requires that directors be elected by a majority of the shares voted at a meeting, the failure of a director of a Missouri corporation to receive the required majority vote may not necessarily result in the relinquishment of his or her directorship. For this reason, the Company requires that each director agree to submit his/her resignation in writing to the Chairman of the Board of Directors if the director nominee fails to receive a majority of the votes cast. The Corporate Governance & Nominating Committee (the “CG&N Committee”) then decides whether to recommend to the Board of Directors acceptance or rejection of the resignation or if other actions should be taken. The Board of Directors, in turn, must act on the tendered resignation, taking into account the CG&N Committee’s recommendation, and publicly disclose its decision and reasons for such decision within 90 days from the date of the certification of the election results. A director who tenders his or her resignation under this policy may not participate in the consideration by the CG&N Committee concerning its recommendation to the Board of Directors or in the Board of Directors’ decision on whether or not to accept or reject the resignation or take any other action.

Should the nominees named herein for election as directors become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause a nominee to be unavailable to serve.

Proposal No. 2

The vote required for the advisory approval of Proposal No. 2 – Advisory Vote on Executive Compensation will be the affirmative vote of the majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.  Like Proposal No. 1, shares present at the Annual Meeting represented by proxies that are marked “ABSTAIN” with respect to Proposal No. 2 will be counted as shares present and entitled to vote and will have the same effect as a vote against Proposal No. 2.  Broker non-votes will not be deemed represented at the meeting for purposes of voting on Proposal No. 2 and, therefore, will have no effect on Proposal No. 2.  Such shares will, however, be counted for quorum purposes.

Although the advisory vote on the Company’s executive compensation is non-binding, the Compensation Committee will review the result of the vote and will take it into account in making a determination concerning executive compensation.

Proposal No. 3

The vote required for the approval of Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm will be the affirmative vote of the majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Shares present at the Annual Meeting represented by proxies that are marked “ABSTAIN” with respect to Proposal No. 3 will be counted as shares present and entitled to vote and will have the same effect as a vote against Proposal No. 3. If you do not provide voting instructions to your broker, with respect to Proposal No. 3, your broker is permitted to vote on your behalf with respect to Proposal No. 3 because it is a discretionary matter. Please see “Broker Voting” below.

All Other Proposals

The vote required for the approval of all other proposals that properly come before the meeting will be the affirmative vote of the majority of the shares of Common Stock entitled to vote that are present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Only the shares represented at the Annual Meeting will affect the outcome as to any such proposal.

Broker Voting

If you hold shares through a bank, broker, trustee or other nominee, follow the voting instructions you receive from such agent. If you do not submit voting instructions to your bank, broker, trustee or other nominee, such agent can only vote your shares with respect to “discretionary” items. Proposal No. 3 - Ratification of Appointment of Independent Registered Public Accounting Firm is the only discretionary item expected to be presented at the Annual Meeting as described in this proxy statement. Therefore, your shares will not be voted for Proposal No. 1 or Proposal No. 2 if your broker does not receive directions from you but will be counted for purposes of determining the presence of a quorum. If you hold your shares through a bank, broker, trustee or other nominee, it is critically important that you submit your voting instructions if you want your shares to count with respect to such proposal.

Inspectors of Election

Votes will be counted by a duly appointed inspector of election, whose responsibilities are to ascertain the number of shares outstanding and the voting power of each, determine the number of shares represented at the Annual Meeting and the validity of proxies and ballots, count all votes and report the results to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the ownership of our Common Stock as of March 1, 2016, by:

•	each of our directors (including the nominees for election as directors);

•	each of our named executive officers;

•	each holder of 5% or more of each class of our shares; and

•	all of our directors and executive officers as a group

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares of Common Stock the investor actually owns beneficially or of record;

•	all shares of Common Stock over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares of Common Stock the investor has the right to acquire within 60 days (such as an option or warrant which is scheduled to vest within 60 days).

With respect to each person, beneficial ownership is therefore based on 13,228,779 shares of Common Stock outstanding as of March 1, 2016, plus the number of shares of Common Stock the investor has the right to acquire within 60 days of March 1, 2016. Shares of Common Stock that the investor has the right to acquire within 60 days of March 1, 2016, for example, pursuant to an option award, are considered outstanding and beneficially owned by the person holding the restricted stock for the purposes of computing beneficial ownership of that person and of the directors and executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. No shares of Common Stock beneficially owned by any executive officer or director have been pledged as security.

Name of Beneficial Owner	Direct Ownership	Indirect Ownership	Total Beneficial Ownership		Percentage Ownership (1)
Gregory L. Summe	10,528	1,422,789	1,433,317	(2)	10.8%
Sanford S. Neuman	266,553	—	266,553	(3)	2.0%
Ronald S. Saks	229,414	—	229,414	(4)	1.7%
Daniel G. Korte	104,057	67	104,124	(5)	*
Lawrence E. Dickinson	36,184	53,211	89,395	(6)	*
John M. Roeder	47,701	—	47,701	(7)	*
John S. Eulich	39,425	—	39,425	(8)	*
Judith W. Northup	35,025	—	35,025	(9)	*
Clifford C. Stebe, Jr.	19,833	286	20,119	(10)	*
Gerald E. Daniels	15,635	—	15,635	(11)	*
Joseph DeMartino	9,783	257	10,040	(12)	*
Renée Skonier	7,848	679	8,527	(13)	*
Steven K. Schaffer	7,360	—	7,360	(14)	*
Brian P. Olsen	6,898	181	7,079	(15)	*
Jennifer L. Alfaro	4,217	—	4,217	(16)	*

All Directors and Executive Officers as a group (15 persons)			2,317,931	(17)	17.5%

Glen Capital Partners Focus Fund, L.P.			1,422,789	(18)	10.8%
800 South Street, Suite 160
Waltham, MA 02453

Royce & Associates, LLC			1,301,942	(19)	9.8%
745 5th Avenue
New York, New York 10151

Adage Capital Partners, L.P.			1,129,124	(20)	8.5%
200 Clarendon Street, 52nd Floor
Boston, Massachusetts 02116

Rutabega Capital Management			754,712	(21)	5.7%
64 Broad Street, 3rd Floor
Boston, Massachusetts 02109

Dimensional Fund Advisors LP			687,094	(22)	5.2%
Building One
6300 Bee Cave Road
Austin, Texas, 78746
* Represents less than 1% of the shares of Common Stock outstanding as of March 1, 2016.

(1)	Percentages are based on 13,228,779 shares of Common Stock outstanding as of March 1, 2016.

(2)
Includes 1,422,789 shares of common stock owned by Glen Capital Partners Focus Fund, L.P. (the “Fund”). Mr. Summe is the sole member of Glen Capital Partners, LLC and the control person of Glen Capital Partners GP I LLC, the advisor and general partner of Fund, respectively, and therefore Mr. Summe may be deemed to beneficially own the shares owned by the Fund. Also includes 6,129 shares of restricted stock owned by Mr. Summe that are scheduled to vest in July 2016.

(3)
Includes 260,424 shares of Common Stock held of record both in a trust for which Mr. Neuman is beneficiary and trustee, and maintains sole voting and investment authority, and held in various trusts for which Mr. Neuman, as trustee, maintains sole voting and investment authority. Also includes 6,129 shares of restricted stock that are scheduled to vest in July 2016.

(4)
Includes 223,285 shares of Common Stock held of record by the Ronald S. Saks Revocable Trust U/T/A dated June 21, 1991, for which Mr. Saks, as trustee, maintains sole voting and investment authority. Reflects gifts by Mr. Saks of 36,000 shares on February 12, 2016, and 5,130 shares on February 23, 2016.  Also includes 6,129 shares of restricted stock owned by Mr. Saks that are scheduled to vest in July 2016.

(5)
Includes 67 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Korte and 79,057 shares of restricted stock vesting between March 2017 and March 2020.

(6)
Includes 53,211 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Dickinson. Also includes 1,100 shares of common stock owned by Mr. Dickinson’s daughter.

(7)	Includes 11,747 shares of restricted stock held by Mr. Roeder vesting in July 2016.

(8)	Includes 7,151 shares of restricted stock held by Mr. Eulich vesting in July 2016.

(9)	Includes 7,151 shares of restricted stock held by Ms. Northup vesting in July 2016.

(10)
Includes 286 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Stebe and 8,002 shares of restricted stock vesting between May 2017 and February 2018. Also includes 1,500 shares of Common Stock held by Mr. Stebe’s spouse.

(11)	Includes 11,236 shares of restricted stock held by Mr. Daniels vesting in July 2016.

(12)
Includes 257 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. DeMartino and 8,783 shares of restricted stock vesting in between July 2017 and February 2018.

(13)
Includes 679 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Ms. Skonier and 5,432 shares of restricted stock vesting between May 2017 and February 2018.

(14)
Includes 1,231 shares of restricted stock held by Mr. Schaffer vesting in April 2016. Includes 6,129 shares that Mr. Schaffer elected to defer pursuant to the Company’s Non-Qualified Deferred Compensation Plan under which he has a right to acquire such shares within 30 days of certain triggering events as specified therein.

(15)
Includes 181 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of Mr. Olsen and 5,132 shares of restricted stock vesting between May 2017 and February 2018.

(16)	Includes 4,217 shares of restricted stock held by Ms. Alfaro vesting in February 2018.

(17)
Includes (a) 54,681 shares of Common Stock held of record by Charles Schwab Trust Company as trustee of the Company’s Profit Sharing Plan for the benefit of executive officers of the Company, and (b) 173,655 shares of restricted stock held by executive officers and directors of the Company.

(18)
The 1,422,789 shares of common stock are the same shares as indicated in the indirect beneficial ownership table for Mr. Summe. As the sole member of Glen Capital Partners, LLC and the control person of Glen Capital Partners GP I LLC, the advisor and general partner of Fund, respectively, Mr. Summe is deemed to beneficially own the shares owned by the Fund.

(19)
As reflected on Schedule 13G filed with the SEC on January 19, 2016 by Royce & Associates, LLC (“Royce”). Royce reported sole voting power of 1,301,942 shares; no shared voting power; sole dispositive power of 1,301,942 shares; and

no shared dispositive power. Various Accounts managed by Royce & Associates, LLC, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the issuer.

(20)
As reflected on Schedule 13G/A filed with the SEC on February 16, 2016 by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson and Phillip Gross. ACP has the power to dispose of and the power to vote the 1,129,124 shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Neither ACPGP nor ACA directly own any shares of Common Stock. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the Common Stock beneficially owned by ACP. Neither Mr. Atchinson nor Mr. Gross directly owns any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, ACPGP, ACA, Mr. Atchinson and Mr. Gross each may be deemed to beneficially own the shares owned by ACP.

(21)	As reported on Schedule 13G filed with the SEC on February 9, 2015 by Rutabaga Capital Management.

(22)	As reported on Schedule 13G filed with the SEC on February 9, 2015 by Dimensional Fund Advisors LP., a Delaware limited partnership.

PROPOSAL 1 - ELECTION OF DIRECTORS

INFORMATION ABOUT THE NOMINEES AND CURRENT DIRECTORS
In accordance with the Company’s Amended and Restated By-Laws (the “By-Laws”) the Board of Directors of the Company (the “Board”) has historically been divided into three classes, with one class of directors being elected for a three-year term at each annual meeting of shareholders. There are currently three directors in each of Class I, Class II and Class III. The terms of the current Class II and III directors expire at the 2016 Annual Meeting, and therefore they are standing for election at such meeting. Class I directors are scheduled to stand for election at the 2017 Annual Meeting.
On April 30, 2015, the Board adopted an amendment to the By-Laws to declassify the Board through a phased approach, by which each class of directors, upon the expiration of their term at each annual meeting of shareholders beginning in 2015, shall stand for re-election for one year terms only. Therefore:

▪	the Class II directors stood for election at the 2015 Annual Meeting for one-year terms;

▪	the Class II and Class III directors will stand for election at the 2016 Annual Meeting for one-year terms; and

▪	all directors will all stand for election at the 2017 Annual Meeting for one year terms.

Thereafter, the Board will be fully declassified and all directors will be subject to annual election for one-year terms.

The By-laws currently specify that the number of directors shall be not less than three or more than nine, subject to amendment by the Board of Directors. The number of directors authorized as of the date of this Proxy Statement is nine. Currently, there are no established term limits for service as a director of the Company, however the Company’s Corporate Governance Principles, as amended by authority of the Board of Directors, now provide that directors will not be eligible to stand for election or re-election to the Board after reaching the age of 75. However, this age limit may be waived upon a recommendation of the CG&N Committee and a majority vote of the then existing directors.

Pursuant to its charter, the CG&N Committee recommends to the Board of Directors persons to fill vacancies on the Board of Directors. Proxies solicited by the Company for the election of directors cannot be voted for a greater number of persons than the number of nominees named in the proxy.

The Board of Directors, following recommendation by the CG&N Committee, has designated Messrs. Daniels, Korte, Roeder, Schaffer, and Summe as the slate of nominees to be submitted for re-election as Directors of the Company at the Annual Meeting If elected, such nominees will serve until the expiration of their terms at the 2017 Annual Meeting of Shareholders and their successors are elected and qualified. The nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Messrs. Eulich, Neuman and Ms. Northup shall serve will serve until the expiration of their terms at the 2017 Annual Meeting of Shareholders.

Director Qualifications

Pursuant to its charter, the CG&N Committee considers the knowledge, experience, integrity and judgment of possible candidates for nomination as a director; their potential contribution to the Board’s diversity of backgrounds, experience and competencies; and their ability to devote sufficient time and effort to their duties as directors. The Company does not have a formal diversity policy, but the CG&N Committee considers diversity in the process of considering candidates for nomination as a director and monitors the consideration of diversity through the annual self-evaluation process.

The CG&N Committee reviews, at least annually, the size, structure, independence and membership of the Board of Directors and its committees to assure that the proper skills, independence and experience are represented on the Board and its committees. In conducting its review, the CG&N Committee considers the contributions of existing directors and the overall needs of the Company and regularly determines whether, in the aggregate, the directors satisfy the Company’s Corporate Governance Principles, a set of guidelines adopted by the Board of Directors regarding, among other things, director qualifications and responsibilities. These principles establish certain characteristics, experience and skill requirements for potential candidates for the Board of Directors, including, but not limited to, a candidate’s personal and business ethics, financial literacy, business experience, demonstrated record of achievement and other directorships. The Company’s Corporate Governance Principles are available on its website at http://www.lmiaerospace.com, and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525. Information contained on or accessible through our corporate website shall not be deemed to constitute part of this proxy statement.

Potential new candidates are evaluated by the CG&N Committee through personal interviews and a thorough review of such criteria. In general, it is expected that each director of the Company will have the highest personal and professional ethics, integrity and values and will consistently exercise sound and objective business judgment. In addition, it is expected that the Board of Directors as a whole will be made up of individuals with significant senior management and leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.

Among other criteria, the experience set deemed necessary for the Board of Directors as a whole includes financial and managerial expertise, experience with manufacturing operations, an understanding of the aerospace and defense industries, knowledge of strategic planning, familiarity with legal, corporate, governmental and regulatory issues, experience as a director of other public companies, independence and diversity, whether in experience and background or based on race, gender or national origin.

Board of Directors Nominees

The following table sets forth for each director, such director’s age, principal occupation for at least the last five years, present position with the Company, qualifications to serve on the Board of Directors, the year in which such director was first elected or appointed a director (each serving continuously since first elected or appointed), and other boards on which such director may serve.

To be elected to serve as Director until 2017

Name	Age	Principal Occupation	Service as Director Since

Daniel G. Korte	55
Mr. Korte began serving as Chief Executive Officer and President of the Company on March 18, 2014, and was appointed to the Board in August 2014. Prior to joining the Company, Mr. Korte served as President of Defense Aerospace at Rolls-Royce and, prior thereto, as Vice President and General Manager for Global Strike Systems, a division of the Boeing Military Aircraft business. Mr. Korte began his career at McDonnell Douglas Corporation (now merged into Boeing) in 1985 as an electronics engineer and then held a series of increasingly senior positions, including V-22 Program Manager and Vice President-Supplier Management & Procurement.
			2014

John M. Roeder	73
Mr. Roeder has acted as a financial consultant since 1999. Mr. Roeder was formerly the Director in Residence at The Institute for Excellence in Corporate Governance of The University of Texas at Dallas - School of Management and a member of the board of directors and the audit committee of Fiduciary/Claymore MLP Opportunity Fund (a Guggenheim fund) (NYSE: FMO). From 2005 through 2008, Mr. Roeder was a member of the board of directors and the audit committee for Fiduciary/Claymore Dynamic Equity Fund (NYSE: HCE). His extensive experience in, among other things, corporate finance, accounting, and strategic planning is particularly relevant to his service as Chair of the Audit Committee and as a member of the CG&N Committee.

			2003

Gregory L. Summe	59
Mr. Summe is the Founder and Managing Partner of Glen Capital Partners LLC, an investment manager specializing in companies undergoing significant operational, strategic or capital structure change. From 2009 to 2014, Mr. Summe was the Managing Director and Vice Chairman of Global Buyout at the Carlyle Group. Prior to Carlyle, Mr. Summe was the Chairman and CEO of PerkinElmer, Inc., a company he led from 1998 to 2009. He also served as a Senior Advisor to Goldman Sachs Capital Partners from 2008 to 2009. Mr. Summe serves as a director of NXP Semiconductor NV (NASDAQ: NXPI) and as a director of the State Street Corporation (NYSE: STT). His significant experience in the investment community as well as with other public companies provides valuable insight as a member of both the CG&N and Compensation Committees.
			2014

Name	Age	Principal Occupation	Service as Director Since

Gerald E. Daniels	70
Mr. Daniels is a retired aerospace/defense industry executive who has served as the Chairman of the Board since April 2015. He served as chief executive of the Boeing Military Aircraft and Missile Systems Company from 2000 until 2003 when he became chief executive and vice chairman of Engineered Support Systems, Inc. (NASDAQ: ESI) until 2004. Mr. Daniels also previously served as vice president and general manager of U.S. Navy and Marine Corps Programs for Boeing, responsible for the F/A-18, AV-8, T-45 and V-22 aircraft programs and held executive positions at McDonnell Douglas. Mr. Daniels holds a Bachelor of Science degree from the U.S. Naval Academy and a master's degree in international relations from the University of Southern California. Mr. Daniels’ experience as an aerospace industry executive as well as current and prior service on the boards of St. Louis University and McCarthy Construction, respectively, makes him well suited as the Chairman of the Board as well as a member of the Audit Committee.
			2014

Steven K. Schaffer	65

Mr. Schaffer is a retired executive of The Boeing Company and brings over 36 years of experience in the aerospace industry to the Board.  Prior to his retirement from Boeing in April 2010, Mr. Schaffer was vice president and general manager, Supplier Management, responsible for all outside production for Boeing Commercial Airplanes.  With his significant experience in production as well as supply chain management at one of the Company’s largest customers, Mr. Schaffer provides relevant insight as the Company further refines its business strategy and growth plans in the coming years.  Mr. Schaffer has also served on the boards of various nonprofit and civic organizations.  Mr. Schaffer holds a Bachelor of Sciences in Business from the University of Kansas and completed the Advanced Management Program at the University of Hawaii.  Mr. Schaffer’s extensive industry knowledge and business experience serves the Company as a member of both the Compensation and Audit Committees.
			2015

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” OF THE FOREGOING DIRECTORS

Class I: Director who will continue to serve as Director until 2017

Name	Age	Principal Occupation	Service as Director Since

Sanford S. Neuman	80
Mr. Neuman has served as a director since 1984. Prior to retiring from the law firm of Polsinelli PC as a senior partner in 2015, Mr. Neuman was Chairman of the law firm Gallop, Johnson & Neuman, L.C., where he practiced law for more than 30 years. He was also the Managing Member of Gallop, Johnson & Neuman, L.C. from May 2000 until he was elected Chairman on March 31, 2005. Mr. Neuman’s legal background, together with his leadership role in the management of a major St. Louis law firm and his long association with the Company, give him valuable insight into the Board’s supervisory responsibilities of management and corporate governance matters, including legal and regulatory compliance.

			1984

John S. Eulich	65
Since March 11, 2010, Mr. Eulich has served on the Board of Directors of Enterprise Financial Services Corp. (NASDAQ: EFSC). He has served as the President and Chief Executive Officer of INDEECO (Industrial Engineering and Equipment Company, Inc.), a privately held manufacturer of electric heaters and controls, since November 2, 2005, and served as the Chief Executive Officer of ASPEQ Holdings, Inc. ("ASPEQ"), the parent company, since July 1, 2003. Mr. Eulich sold ASPEQ in June 2015 and has retired, although he reamins on the Board of ASPEQ. His extensive executive experience, especially in manufacturing, finance, marketing and human resources, is particularly relevant to his service as the Chairman of the CG&N Committee and as a member of the Audit and Compensation Committees.

			2005

Judith W. Northup	65
Ms. Northup has served as a director of the Company since 2006. Ms. Northup served as an executive officer of Vought Aircraft Industries, Inc. (now owned by Triumph Group, Inc.), a large aircraft manufacturer and assembler, from 1997 until her retirement on March 1, 2006. Her extensive executive experience in the aerospace and defense industries, including operational experience, particularly in manufacturing, supply-chain management and human resources, provides valuable and relevant insight into the Company’s business operations and long-term strategic goals and business plans and is particularly relevant to her service as the Chairperson of the Compensation Committee and as a member of the CG&N Committee. In addition, Ms. Northup Ms. Northup also was a member of the board of directors and the compensation and nominating committee of Exostar, a provider of secure collaboration and integrated supply-chain solutions to the aerospace and defense industries.
			2006

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

The Board of Directors is committed to effective and independent oversight of management and effective corporate governance. The Board leadership structure promotes effective governance through an independent Chairman of the Board as well as through committee composition and structure.

The Board believes that strong, independent leadership and oversight of management are the best means of achieving an effective Board of Directors. Accordingly, our leadership structure separates the roles of the Chief Executive Officer and the Chairman of the Board. The primary role of our Chairman of the Board is to preside at all meetings of the Board, and to approve the agenda for all Board meetings, including sessions of the independent directors as well as certain discussions of the Board of Directors.

The Chairman has the authority to call executive sessions of the independent directors and serves as liaison between the Board as a whole, its independent directors and the Chief Executive Officer.

Board Oversight of Risk

The goal of the Company’s risk management function is to identify, analyze and manage material risk inherent in the implementation of the Company’s business plan and strategy. Management is responsible for the identification and management of risks while it is the directors’ responsibility to oversee management’s risk management activities and hold management accountable.

The Board oversees an overall enterprise approach to risk management that supports the operational and strategic objectives of the Company. The Board delegates oversight of certain considerations of risk, including financial risk, operational risk and implementation of and compliance with the Company’s Code of Ethics and Business Conduct, to the Audit Committee. The Audit Committee escalates risks to the full Board of Directors as needed.

Management is responsible for day-to-day risk management. Management provides information to the Board in its presentations and other communications at least quarterly, at regularly scheduled Board meetings, or more frequently, if circumstances warrant. The Company’s risk management policy requires a discussion of risks identified by management as being relevant to any report being given to, or any matter being considered by, the Board for action.

Determination of Director Independence

Rules of the NASDAQ Stock Market LLC require that a majority of the Board of Directors be “independent,” as defined in the NASDAQ Listing Rule 5605(a)(2). Under the NASDAQ rules, the Board of Directors must make an affirmative determination that a director is independent by determining that the director has no relationships that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has reviewed the independence of its directors under the NASDAQ rules. During this review, the Board of Directors considered transactions and relationships between each director, or any member of his or her family, and the Company. Consistent with the review and recommendation of the CG&N Committee, the Board of Directors has determined that Messrs. Daniels, Eulich, Roeder, Summe, Schaffer, and Neuman and Ms. Northup are independent under the NASDAQ Listing Rule 5605(a)(2).

Board of Directors and Committee Meetings; Annual Meetings; Corporate Governance

The Board of Directors meets throughout the year on a set schedule and holds special meetings and acts by written consent from time to time as appropriate. Regularly scheduled meetings include sessions for the independent directors to meet without management present. During the 2015 fiscal year, a total of eight (8) meetings of the Board of Directors were held. Each person who served as a director at the time of each meeting of the Board of Directors attended in person or by phone 75% or more of the total number of meetings of the Board of Directors held during the 2015 fiscal year while such person served as a director. In addition, the Board of Directors took certain actions by unanimous written consent in lieu of a meeting.

Although the Company has no formal policy with regard to directors’ attendance at annual meetings of its shareholders, it is expected that all directors will attend. All of the persons then serving as Company’s directors attended the 2015 annual shareholders’ meeting, either in person or by telephone.

The Board of Directors has three (3) standing committees, the Audit Committee, the Compensation Committee and the CG&N Committee. The Board of Directors has adopted a written charter for each committee. A current copy of each such charter is available on the Company’s website, http://www.lmiaerospace.com and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525. Information contained on or accessible through our corporate website shall not be deemed to constitute part of this proxy statement.

Audit Committee

The Audit Committee is currently composed of Messrs. Roeder (Chair), Daniels, Eulich, and Schaffer, each of whom is “independent” in accordance with the NASDAQ standards, as well as the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act. In addition, the Board of Directors has determined that each of Mr. Roeder and Mr. Daniels qualifies as an “audit committee financial expert” as that term is defined in the rules promulgated by the SEC under the Exchange Act. The Audit Committee evaluates significant matters relating to the audit and internal controls of the Company, including selecting and appointing the Company’s independent registered public accounting firm and reviewing the scope and results of the audits conducted by such firm, and performs other functions or duties provided in the Audit Committee

Charter. The Company has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to designated Company employees, who then report such information to the Audit Committee, or, for concerns regarding, questionable accounting or auditing matters, directly to the Audit Committee itself. See “Code of Ethics and Business Conduct” below. During the 2015 fiscal year, the Audit Committee held five (5) meetings.

Compensation Committee

The Compensation Committee is currently composed of Ms. Northup (Chair) and Messrs. Eulich, Schaffer, and Summe. The Board of Directors has determined that each member of the Compensation Committee is independent in accordance with the NASDAQ independence standards, is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and is an outside director within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews the Company’s remuneration policies and practices, including executive compensation, as well as executive succession plans and administers the Company’s share-based compensation plans. During the 2015 fiscal year, the Compensation Committee held seven (7) meetings.

Corporate Governance & Nominating (CG&N) Committee

The CG&N Committee is currently composed of Messrs. Eulich (Chair), Roeder, and Summe, along with Ms. Northup. Each of these directors is independent in accordance with the NASDAQ’s standards. The primary responsibilities of the CG&N Committee in fulfilling its oversight of the Company’s governance and nominating principles and procedures include:

•
the periodic review of the Company’s Corporate Governance Principles, which are discussed above under the subsection “Director Qualifications,” and the making of any recommendations to the Board of Directors for changes thereto;

•	the monitoring for compliance with the Company’s Corporate Governance Principles;

•
the review, at least annually, of the size, structure, independence and membership of the Board of Directors and its committees to assure that the proper skills, independence and experience are represented on the Board of Directors and its committees;

•	the evaluation of proposed nominees for election to the Board of Directors, including nominees recommended by shareholders; and

•	the evaluation of director compensation.

In considering candidates for Board of Directors membership, the CG&N Committee evaluates recommendations from members of the Board of Directors, management and shareholders in accordance with the procedures described above in “Information About the Nominees and Current Directors - Director Qualifications.” The CG&N Committee will give appropriate consideration to written recommendations from shareholders regarding the nomination of qualified persons to serve as directors of the Company, provided that such recommendations contain sufficient information regarding proposed nominees so as to permit the CG&N Committee to properly evaluate each nominee’s qualifications to serve as a director under substantially the same procedures as are applied to other candidates. Nominations must be addressed to the Secretary of the Company at its address appearing on the first page of this Proxy Statement.

During the 2015 fiscal year, the CG&N Committee held five (5) meetings.

Code of Ethics and Business Conduct

All directors, officers and employees of the Company, including its Chief Executive Officer and its Chief Financial Officer, are required to comply with the Company’s Code of Ethics and Business Conduct to ensure that the Company’s business is conducted in a legal and ethical manner. All employees of the Company are required to certify annually their compliance with the Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct covers areas of business conduct, including employment policies and practices, conflicts of interest and the protection of confidential information, and requires strict adherence to all laws regulations applicable to the conduct of our business as well as Company policies. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of our Code of Ethics and Business Conduct. The Audit Committee oversees and advises management with respect to management’s implementation of the Code of Ethics and Business Conduct and makes recommendations to the Board of Directors for any changes, amendments and modifications. The Company has procedures in place to receive, retain, investigate and otherwise address complaints received regarding accounting, internal accounting control or auditing matters and to allow for the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters. The Company’s Code of Ethics and Business Conduct can be found on its website, http://www.lmiaerospace.com, and can be obtained free of charge by written request to the attention of the Secretary of the Company at the address appearing on the first page of this Proxy Statement or by telephone at (636) 946-6525. Information contained on or accessible through the Company’s corporate website shall not be deemed to constitute part of this proxy statement.

Director Compensation

The following table presents the compensation of our non-employee directors for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash	Stock Awards Granted	Total
Joseph Burstein (1)	$10,000	$—	$10,000
Gerald E. Daniels	$40,000	$110,000	$150,000
John S. Eulich	$40,000	$70,008	$110,008
Sanford S. Neuman	$40,000	$60,003	$100,003
Judith W. Northup	$40,000	$70,008	$110,008
John M. Roeder (2)	$—	$115,003	$115,003
Ronald S. Saks	$40,000	$60,003	$100,003
Steven K. Schaffer (3)	$30,000	$75,009	$105,009
Gregory L. Summe	$40,000	$60,003	$100,003

(1) Mr. Burstein retired from the Board of Directors on March 6, 2015.

(2)	Mr. Roeder elected to take all of his director compensation in Company stock.

(3)
Mr. Schaffer was appointed to the Board of Directors in April 2015, and, accordingly, received only partial year cash fees. Mr. Schaffer received a stock grant of $15,006 upon his appointment in addition to the stock grant issued to all directors for the 2015/2016 board year.

Narrative for Director Compensation Table

Each of our non-employee directors is paid an annual retainer in the amount of $100,000, consisting of cash and restricted stock or entirely restricted stock. The cash portion, if any, is paid in arrears in equal quarterly installments at the end of each calendar quarter. The restricted stock portion is awarded annually on the date of the Company’s Annual Meeting of Shareholders which is typically held in June of each year. In 2015, the annual rate for the cash portion of the fee was $40,000, the annual value of the restricted stock portion was equal to approximately $60,000 on the date of award, and the shares of restricted stock vested (and their restrictions lapsed) on the first anniversary of the grant date. Directors were allowed to elect to have up to 100% (but no less than 60%) of their retainer paid in restricted stock. During the restriction period, directors have the right to vote restricted shares, but directors may not sell, assign, pledge, otherwise transfer, or encumber restricted shares until the restrictions are removed. If a director has a separation of service from the Board of Directors before the restricted shares are vested, any unvested shares may be subject to forfeiture.

Our directors do not receive additional per meeting fees. In June 2015, the Board of Directors approved a Non-Employee Director Compensation Policy consistent with the recommendation of the Company's independent compensation consultant at the time, Pay Governance. The Non-Employee Director Compensation Policy provides additional compensation for serving as an independent chairman of the Board of Directors and as a chairperson of a committee, as follows:

▪	Independent Chairman: $50,000

▪	Chair of Audit Committee $15,000

▪	Chair of Compensation Committee: $10,000

▪	Chair of Corporate Governance & Nominating Committee: $10,000

Equity or Other Security Ownership Requirements or Guidelines

In June 2015, the Company formally adopted guidelines regarding ownership of Company securities by Directors. Directors are expected to own a minimum of 30,000 shares or $300,000 of Company stock, whichever is less. Such ownership may be phased in over a five-year period, commencing on the date upon which the Director is first elected or appointed to the Board of Directors. Directors who have not yet attained the minimum level of ownership shall not be permitted to sell Company stock, except in special circumstances, which must be approved, in advance, by the Board of Directors. In November 2015, the Company's amended its Corporate Governance Principles to, among other things, reflect these guidelines.

All directors currently meet this requirement or are expected to meet this requirement through the issuance of restricted stock as part of their annual directors fees.

Compensation Committee Interlocks and Insider Participation

During the 2015 fiscal year, no member of the Compensation Committee was, or had been, an officer or employee of the Company or had any relationship requiring disclosure under the rules or regulations of the SEC. During 2015, no executive officer of the Company served as a member of the compensation committee of or as a director of another entity, one of whose executive officers served on the Compensation Committee or as a director of the Company.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are provided in its Charter, which has been approved by the Board of Directors of the Company.

In fulfilling its oversight responsibilities with respect to the December 31, 2015 financial statements, the Audit Committee, among other things, has:

•
reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2015, including a discussion of the quality and acceptability of our financial reporting and internal controls;

•
discussed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 16, Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board;

•
discussed with the Company’s independent registered public accounting firm its independence from management and the Company, received and reviewed the written disclosures in the letter from the Company’s independent registered public accounting firm as required by the Public Company Accounting Oversight Board, and considered the compatibility of non-audit services with the Company’s independent registered public accounting firm’s independence; and

•	discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Respectfully submitted,

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
LMI AEROSPACE, INC.

John M. Roeder, Chair of the Audit Committee
Gerald E. Daniels, Member
John S. Eulich, Member
Steven K. Schaffer, Member

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

The CG&N Committee is responsible for review, approval, ratification or other appropriate action regarding all transactions involving the Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000. We have developed and implemented policies and procedures to obtain information from our directors and executive officers about related person transactions to assure that all such transactions are brought to the attention of, and appropriately reviewed by, the CG&N Committee. As required by SEC rules, transactions that are determined to be directly or indirectly material to a related person are disclosed in our proxy statement.

All directors and executive officers annually complete, sign and submit a directors’ and officers’ questionnaire designed to, among other things, identify related person transactions on both an actual and potential conflicts of interest basis. Our directors and officers are also required to update their information if there are any changes during the year. Under the Company’s Code of Ethics and Business Conduct, our directors and officers are required to immediately disclose all relevant facts and circumstances of any such potential conflict of interest to our Compliance Officer for his or her initial review. If the Compliance Officer determines that there appears to be an actual or potential conflict, he or she will refer the matter to the CG&N Committee to determine whether the related person has a material interest in the transaction requiring its approval, ratification, rescission or other action determined to be appropriate by the CG&N Committee.

Until he retired on December 31, 2015, Sanford S. Neuman, a director of the Company, was a Senior Partner at Polsinelli PC, which is a law firm that provided legal services to the Company in 2015 and is expected to provide legal services to the Company in the future. In 2015, the aggregate fees paid to the Polsinelli PC exceeded $120,000, however, none of the legal services provided to the Company were directly provided by Mr. Neuman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, the Company’s directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such individuals are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to the Company or written representations that no reports were required to be filed, the Company believes that each of its executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the 2015 fiscal year, except for one Form 4 reporting three sales of common stock effected by Mr. Saks in September 2015, which was filed on a Form 5 after the 2015 fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Compensation Objectives and Philosophy

We believe that our compensation structure rewards our executive team at a level that promotes the Company’s short-term financial and operational performance as well as its long-term strategic business plan. It is based on a pay for performance philosophy that recognizes the individual contributions of our executives to the Company’s financial and operational performance and aligns their interests with the interests of our shareholders.

We believe that establishing and fairly implementing a comprehensive executive compensation program is critical to attracting and retaining talented and dedicated management. Accordingly, our overall compensation philosophy also includes providing compensation and benefits that enable us to attract, retain and motivate highly skilled people who work together as a team to achieve our financial and strategic business objectives.

In furtherance of our compensation philosophy, our executive compensation program is designed to:

•	provide fair and reasonable compensation that meets the competitive environment for executive talent;

•	help motivate the members of our executive team to achieve excellent performance on both a short-term and a long-term basis; and

•	align the interests of our executive team members with those of our shareholders in order to promote the long-term success of the Company.

Executive Summary of Compensation Structure and 2015 Compensation

The named executive officers of the Company for 2015 were:

Daniel G. Korte        Chief Executive Officer and President
Clifford C. Stebe, Jr.    Chief Financial Officer and Vice President
Joseph DeMartino    Chief Operating Officer and Vice President
Jennifer Alfaro        Chief Human Resources Officer
Brian P. Olsen        President, Engineering Services

To meet our executive compensation objectives, we have created a balance of cash and stock-based remuneration through (a) a fair and competitive base salary, (b) annual cash incentive bonuses payable in connection with achieving short-term annual performance goals, and (c) awards of restricted stock, which are subject to longer-term time and/or performance based vesting provisions to reward the long-term performance and loyalty of our executives.

We entered multi-year employment agreements with each of the persons who served as named executive officers, although the term of each such agreement ends on December 31, 2016. As further described herein, in 2015, our continuing named executive officers, with the exception of Mr. Korte, received incremental increases to their base salaries and restricted stock grants and were entitled to bonuses based on defined Company performance metrics.

Compensation and Risk

As part of its oversight responsibilities, the Compensation Committee has aligned around a compensation program designed to balance short-term performance and long-term value creation. We believe that our compensation program discourages our employees from taking risks to achieve short-term benefits at the expense of long-term performance goals because our compensation program:

•	Provides a mix of guaranteed compensation and incentive-based compensation;

•	Utilizes, in some cases, different performance measures for short-term incentives and long-term incentives;

•	Uses incentives that are consistent with our strategic initiatives;

•	Bases bonus payments on Company performance;

•	Uses vesting of restricted stock awards that requires long-term commitment and performance on the part of our executives;

•	Was developed, approved and is monitored by, our Compensation Committee;

•	Includes a compensation recovery (clawback) policy; and

•	Establishes caps on the amount of performance bonus and performance shares that can be awarded.

The Compensation Committee concluded that the Company's compensation policies are not reasonably likely to have a material adverse effect on the Company. Consistent with the expiration of the executive employment agreements at the end of 2016, the Compensation Committee, through its independent compensation consultant, has commenced a review of the Company' total executive compensation strategy, including salary benchmarking and a look into the strategic use of short-term and long-term incentives to drive performance and shareholder value.

Compensation Committee Process

The Compensation Committee generally administers our compensation programs, including our equity incentive program, and reviews and approves our executive officers’ compensation. It has the authority to retain and oversee outside counsel and such other experts or consultants as it deems necessary to discharge its duties. Our Board of Directors appoints the members of the Compensation Committee, which currently consists of Ms. Northup (Chair) and Messrs. Eulich, Schaffer and Summe, all of whom are independent directors. The duties, responsibilities and authority of the Compensation Committee are prescribed in the Compensation Committee Charter. The Compensation Committee Charter is reviewed periodically and revised by the Board of Directors as appropriate. Our Compensation Committee Charter can be found on our website at http://www.lmiaerospace.com. Information contained on or accessible through the Company’s corporate website shall not be deemed to constitute part of this Annual Report.

While all decisions regarding executive compensation are ultimately made by our Compensation Committee, in practice, the Compensation Committee generally relies heavily on the recommendations of the Chief Executive Officer with respect to all other executive officers.  In particular, the Compensation Committee relies on the Chief Executive Officer’s assessment of each executive officer’s individual performance measured by the officer’s contributions to the achievement of our strategic and financial objectives as well as the executive’s level of responsibility and level of specialized experience and knowledge. Decisions regarding the compensation of the Chief Executive Officer are made by the Compensation Committee annually with input from the independent compensation consultant and the independent Directors.

Determinations by our Compensation Committee are not made in accordance with strict formulas that measure weighted qualitative and quantitative factors. Rather, such determinations are more subjective in nature and take into account not only the recommendations of our Chief Executive Officer based on the criteria described above but also such other factors deemed relevant by the Compensation Committee to blend competitive ranges with our own internal policies and practices, including internal equity, responsibilities relative to other executives, additional duties undertaken and potential for advancement. The use by our Compensation Committee of other outside resources and references, such as industry benchmarks, has historically been somewhat limited. However, in December 2013, the Compensation Committee engaged the independent compensation consultant Pay Governance to review the Company’s current executive incentive plans and pay practices, compare them to typical market practices and provide the advantages and disadvantages of various employment contract provisions and compensation structures for the Company’s consideration when it was seeking to hire a new Chief Executive Officer. Pay Governance provided comparison data from 25 manufacturing companies of similar size and five direct competitors of the Company as identified by Institutional Shareholder Services, Inc.

Role of Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside consultants to assist the Compensation Committee. In accordance with this authority, the Compensation Committee engaged the services of Meridian Compensation Partners, LLC (“Meridian”) in September of 2015, an independent executive compensation consulting firm, to conduct reviews of its total compensation program for executive officers and to provide advice to the Compensation Committee in the design and implementation of its executive compensation program. Pursuant to its charter and NASDAQ listing standards, the Compensation Committee considered Meridian’s independence relative to key factors, including whether: (i) Meridian provides any other services to the Company; (ii) the amount of fees paid to Meridian relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Compensation Committee; (v) ownership of Company stock; and (vi) any personal or business relationships with executive officers.

Say on Pay; Say on Frequency

The Company believes it is appropriate to take into account the views of shareholders on the design and effectiveness of the Company’s executive compensation program. The Compensation Committee values the opinions expressed by shareholders in their non-binding advisory votes on the Company’s executive compensation (“Say on Pay”) and will continue to consider the outcome of the votes when making future executive compensation decisions.

At the last Say on Pay advisory vote in 2013, the shareholders approved the Company’s executive compensation by more than 95%. Accordingly, the Company’s compensation policies and decisions are generally consistent with the policies and decision-making criteria supported by the shareholders, and were reflected in the employment agreements with the Company’s executive officers executed in 2014 and thereafter.

In 2013, the Board of Directors determined that, following the 2013 Say on Pay vote, subsequent advisory votes on executive compensation would be held every three years until the next non-binding advisory vote on the frequency (“Say on Frequency”) of Say on Pay votes occurs.

However, in May 2016, to more consistently align with the best practices of other public companies, the Board of Directors approved a resolution to revise its recommended Say on Pay vote frequency from triennial to annual. The Company's shareholders will have the opportunity to voice their preferences for Say on Pay frequency at the Company’s 2017 Annual Meeting of Shareholders.

For the 2016 Say on Pay vote, please see Proposal No. 2 – Advisory Vote on Executive Compensation.

Employment Agreements

The Company enters into employment agreements with its executive officers and other key personnel in an effort to help retain such personnel. Each person who was a named executive officer of the Company during our 2015 fiscal year was a party to an employment agreement with the Company during his or her tenure with the Company.

Executive Officer Employment Agreements

Except for Mr. Korte (the compensation arrangement for whom is further described below), each person who was a named executive officer in 2015 was party to a multi-year employment agreement. The term of each employment agreement expires on December 31, 2016. Each employment agreement contained substantially similar terms, except for the respective salary, performance bonus, and long-term incentives of each executive officer.

Each employment agreement includes a claw back provision consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Company’s Policy for Recoupment of Incentive Compensation. Further, each employment agreement may be terminated by the executive upon such executive giving of no less than 30 days prior written notice to the Company, his or her death or permanent disability or by the Company for cause. If such termination is made by the Company without cause or due to the cessation of the business of the Company, the executive will be entitled to severance in an amount twelve (12) months of base salary. In addition to that severance right, Mr. DeMartino also receives twelve (12) months of base salary if he resigns from his employment with the Company for good reason by July 31, 2016. Pursuant to the terms of each employment agreement, each executive is entitled to severance if his or her employment is terminated in conjunction with a change in the control of the Company (as defined in each employment agreement). If the change in control results in the involuntary termination of the executive or the executive terminating employment for good reason within nine (9) months following the change in control, the executive will be entitled to severance in an amount equal to two and one-half (2 ½) times the executive’s base salary plus any reasonably anticipated performance bonus prorated for that fiscal year. Each employment agreement was amended effective January 6, 2016 to remove the right of the executive to severance if they voluntarily terminate their employment without good reason within ninety (90) days following a change in control. Those same amendments also redefined the definition of good reason to include the transition of the executive to a position that is not the functional equivalent of the executive's current position.

Daniel Korte Employment Agreement

In conjunction with his appointment as the Chief Executive Officer and President of the Company, on February 21, 2014, the Company entered into an employment agreement with Mr. Korte. The agreement provides for a base salary of five hundred thousand dollars ($500,000) per year, to be reviewed annually by the Compensation Committee. Mr. Korte is eligible for an annual performance bonus at threshold of 42.5%, a target of 85% and a maximum 110% of his base salary, payable in cash or cash and shares of the Company’s stock, provided certain performance targets set by the Board of Directors are reached. For each of fiscal years 2015 and 2016, the Compensation Committee has awarded, or in the case of 2016 will award, Mr. Korte a time-based stock grant valued (at the time of the grant) at 50% of his base salary and a performance-based grant valued (at the time of the grant) at 60% of his base salary . The grants have a value of 100% of Mr. Korte's base salary at target and a maximum value of 110% of base salary at maximum. The number of shares that will vest will be determined based upon the level of performance achieved relative to certain performance targets set by the Board of Directors. As further described below, the Company expects to make a restricted stock award to Mr. Korte in May 2016, with such shares being split equally between three year time-based vesting and performance relative to long-term leverage ratio (75% weighting) and revenue growth (25% weighting) goals.

The agreement includes a claw back provision consistent with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Company’s Policy for Recoupment of Incentive Compensation. The agreement may be terminated upon Mr. Korte giving no less than 30 days prior written notice to the Company, his death or permanent disability, by the Company for cause or by Mr. Korte for good reason. If such termination is due to the cessation of the business of the Company, or is without cause or for good reason, Mr. Korte will be entitled to severance in an amount equal to twelve (12) months of his base salary. If a change in control of the Company results in the involuntary termination of Mr. Korte or Mr. Korte terminating his employment for good reason within nine (9) months following the change in control, Mr. Korte will be entitled to severance in an amount equal to two and one-half (2 ½) times his base salary plus any reasonably anticipated performance bonus prorated for that fiscal year. Mr. Korte's employment agreement was amended effective January 6, 2016 to remove the right of the executive to severance if they voluntarily terminate their employment without good reason within ninety (90) days following a change in control. That same amendment also redefined the definition of good reason to include the transition of Mr. Korte to a position that is not the functional equivalent of his current position. Any severance will be paid in equal monthly installments commencing within forty-five (45) days after the termination and will be subject to Mr. Korte executing a release agreement.

Elements of our Executive Compensation Program

Our executive compensation program consists of three main elements: base salary, annual incentive cash bonus and long-term incentive equity-based compensation. Consistent with our executive compensation objectives and philosophy, we have structured each element of our compensation package as set forth below. Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives. There is no set policy or target for allocating among these three components other than to ensure a significant portion of the package is at-risk or performance based.

Base Salary

Base salaries for our named executive officers are designed to provide competitive compensation to each executive based on position, scope of responsibility, business and leadership experience and performance.  We seek to keep a relative balance among the members of our executive management team, excluding the Chief Executive Officer, with the difference in base salaries being within a relatively narrow range.

Historically, the Company has provided for 3.0% annual increases to the base salaries of its executive officers, unless additional compensation is warranted due to increases in responsibilities, extraordinary performance or a reduction in other compensation paid to the named executive officer. The increases to the base salaries for our named executive officers, excluding our Chief Executive Officer, who did not receive an increase to his base salary in 2016, is in line with average increases to other salaried employees. From time-to-time the Company annually increases the base salaries of its named executive officers in an amount greater than 3.00%. For example, Mr. DeMartino's salary was increased by 3.5% in 2016 due to Mr. DeMartino's individual performance and the base salary of Mr. Stebe was increased 7.9% in October 2015 to $250,000 from $231,750, based on Mr. Stebe's individual performance.

Because of changes in our management team, and because of appointments of persons to new positions, the year-over-year changes in the 2015 base salaries of many of our named executive officers and the percentage increases or decreases when compared to their base salaries as of December 31, 2014, is generally not indicative of our compensation philosophy. As a result, the year-over-year increases and decreases in the gross salary paid to our named executive officers, when compared to the base salaries of them or their predecessors as of December 31, 2014, is generally not consistent with our historical practices. The compensation packages of our executive officers and the components of their compensation packages while serving as executive officers was generally in-line with our historical practices for the period of 2015 to 2016.

The chart below sets forth the (i) 2016 base salaries for the Company's named executive officers and the percentage increase compared to their base salaries as of December 31, 2015, and (ii) 2014 base salaries of such executives:

Named Executive Officer	2014 Salary	2015 Salary	2016 Salary	2016 Increase/(Decrease)

Daniel G. Korte (1)	$500,000	$500,000	$500,000	—%
Clifford C. Stebe, Jr. (3)	$225,000	$250,000	$257,500	3.0%
Joseph DeMartino (2)	$300,000	$300,000	$310,500	3.5%
Brian P. Olsen (4)	$240,400	$275,000	$283,250	3.0%
Jennifer L. Alfaro (5)	$—	$250,000	$257,500	3.0%

(1) Mr. Korte began serving as Chief Executive Officer and President of the Company on March 18, 2014, therefore the 2014 salary reported in the table above is annualized to reflect on the salary he earned from the time of his appointment through December 31, 2014. Mr. Korte's annual salary was not increased in 2015 or 2016.

(2) Mr. DeMartino began serving as Chief Operating Officer of the Company on July 30, 2014, therefore the 2014 salary reported in the table above is annualized to reflect on the salary he earned from the time of his appointment through December 31, 2014. Mr. DeMartino's annual salary was not increased in 2015.

(3) Mr. Stebe's 2015 salary was increased to $250,000 on October 5, 2015.

(4) Mr. Olsen was appointed President, Engineering Services, of the Company on July 13, 2015 and his salary was increased to $275,000 by virtue of that promotion.

(5) Ms. Alfaro began serving as Chief Human Resource Officer of the Company on February 2, 2015.

Annual Incentive Cash Bonus

We use our annual incentive cash bonus program to provide our named executive officers with short-term incentives in furtherance of our compensation goals and objectives.  This bonus program is tied to pre-established operating performance goals rather than appreciation in share value.  We believe that this approach encourages our named executive officers’ team effort to maximize total performance.  The Compensation Committee believes that a performance goal reflecting financial results based on direct financial performance, particularly operating income and free cash flow, would most appropriately incentivize management for both short-term and long-term results.  The performance goals were initially established by the Compensation Committee and are communicated to each named executive officer.

2015 Bonuses

In an effort to drive continued profitability and debt reduction, the Compensation Committee set performance targets for adjusted operating profit and free cash flow of the Company of $23.9 million and $14.9 million, respectively.

For 2015, with the exception of Mr. Korte, each named executive officer had a performance bonus opportunity with a target value of 30% of his base salary. The relative weighting between the operating profit and free cash flow targets was equal to balance management's efforts to both goals and 80% of such amounts must be achieved before qualifying for a performance bonus with respect to such target. The performance bonus parameters were determined by the Board and communicated to such executives in April 2015.

Mr. Korte's 2015 performance bonus was targeted at 85% of his base salary and calculated based on the operating profit and free cash flow goals of the Company as well as individual performance goals established by the Board. The individual performance goals addressed each of the operational, financial, customer, strategic and people areas. The weighting among Mr. Korte's operating profit, free cash flow, and individual performance goals were 40%, 30%, and 30%, respectively.

The table below summarizes the possible cash bonus payments for each of the named executive officers at threshold, target and maximum performance achievement for 2015 along with actual results.

Named Executive Officer	Bonus paid at Threshold	Bonus paid at Target	Bonus paid at Maximum	2015 Cash Bonus	Cash Bonus as a Percentage of Annual Base Salary in 2015
Daniel G. Korte	212,500	425,000	550,000	$371,450	74%
Clifford C. Stebe, Jr.	35,447	70,894	106,341	$70,570	30%
Joseph DeMartino	45,000	90,000	135,000	$89,550	30%
Brian P. Olsen	39,196	78,392	117,588	$78,000	30%
Jennifer L. Alfaro	37,500	75,000	112,500	$74,625	30%

The Company achieved $20.8 million, or 86.8% of the operating profit goal and $15.8 million, or 106.4% of the free cash flow goal in 2015. The tables below summarize the percentage achievement in each performance measure and the resulting percentage payout for each. For purposes of the bonus determinations, the amounts of operating profit and free cash flow achieved are determined by the Compensation Committee in a manner specific to the calculation of bonuses and may vary from that used or reported for financial reporting purposes.

Mr. Korte

Key Measure	Target $ (millions)	Actual $ (millions)	% Achieved	Bonus Payout %
Operating Profit	$23.9	$20.8	86.8%	67%
Free Cash Flow	$14.9	$15.8	106.4%	132%
2015 Goals			70.0%	70%

All Other Named Executive Officer

Key Measure	Target $ (millions)	Actual $ (millions)	% Achieved	Bonus Payout %
Operating Profit	$23.9	$20.8	86.8%	67%
Free Cash Flow	$14.9	$15.8	106.4%	132%

2016 Bonuses

With the exception of Mr. Korte, in 2016, the Compensation Committee has determined each named executive officer’s annual performance bonus will be calculated as follows:

•	50% will be based upon the annual net operating income of the Company, and 50% will be based upon the annual free cash flow goal of the Company; and

•	The target performance amount for each such executive officer will be 30% of their base salary.

In March 2016, on the recommendation of the Compensation Committee, the Board determined the 2016 budgeted annual operating income and free cash flow targets for the Company.  The Compensation Committee has discretion to modify these targets in the case of exceptional circumstances.

Mr. Korte's 2016 performance bonus is targeted at 85% of his base salary based on operating profit and free cash flow targets of the Company and certain other individual goals in the operational, financial, customer, strategic and people areas, as set by the Board of Directors. The weighting among Mr. Korte's operating profit, free cash flow, and other individual performance goals are

40%, 30%, and 30%, respectively. In order for Mr. Korte to receive any performance bonus based on the operating profit and free cash flow targets of the Company, at least 75% of such targets must be achieved, which would result in a payment of 50% of the weighted payout amount.

Additional Discretionary Bonuses

The Compensation Committee has the authority to award discretionary cash bonuses under our Plan (as defined below) based on extraordinary performance or circumstances. Such cash bonus awards are rarely awarded and no such bonuses were awarded in 2015.

Long-Term Incentive Equity-Based Compensation

Historically, the long-term incentive equity-based awards for our named executive officers have been made under our 2005 Long-Term Incentive Plan (the “2005 Plan”) pursuant to which the Compensation Committee may, among other things, grant or award stock options, shares of restricted stock, restricted stock units and other stock-based or cash awards, subject to certain limitations and restrictions as set forth in the 2005 Plan. The 2015 Long Term Incentive Plan (the "2015 Plan") was adopted at the Company's 2015 shareholders meeting and is being used to grant long-term incentive equity-based awards to our named executive officers from, among other employees, instead of the 2005 Plan, on a going forward basis. Our use of stock-based awards for our named executive officers is the primary means by which we provide our named executive officers long-term incentives that becomes more valuable to the executive if our share value increases, thereby aligning each named executive’s interest with the interest of our shareholders. Additionally, upon the appointment of new executive officers, from time to time the Company awards persons restricted stock as an inducement award in accordance with NASDAQ Rule 5635(c)(4).

To date, the annual grants under the 2005 Plan to our executive officers primarily consist of grants of restricted stock awards and no grant has been made to our named executive officers under the 2015 Plan. Generally, executives who hold shares of restricted stock will have the right to vote such shares as the record owner, but the shares will be subject to forfeiture until vested. We believe that utilization of restricted stock awards provides long-term incentives comparable to the use of stock options while also offering the advantage of reduced market risk to the executive and reduced potential dilution of outstanding shares compared to utilization of an option having the same fair value on the date of grant. Moreover, the Company’s expense for the issuance of restricted stock, which is fixed at the market value on the day of grant, is spread over the vesting period while the expense for stock options involves the use of theoretical assumptions to create a hypothetical value and expense for the options. However, the Company may issue stock options in the future if it determines that circumstances have become more beneficial to do so. Upon a Change in Control under the the 2005 Plan, any unvested shares of restricted stock shall immediately vest. The 2015 Plan provides that unvested equity awards will be immediately vested and fully exercisable upon a Qualifying Termination of Employment occurring on or after a Change of Control unless otherwise specified in the terms of the Award (i.e., “double trigger” vesting), which the Company believes is consistent with the trend for public companies. Unless the Compensation Committee determines at or prior to a Change in Control, no unvested Qualified Performance Awards (as defined in the 2015 Plan) will accelerate at the time of a Change in Control if the performance period has not expired.

2015 Grants of Restricted Stock

In February 2015, the Compensation Committee awarded shares of restricted stock to the named executive officers, with Mr. Korte' shares being split between time-based and performance-based and the other named executive officers being time-based. In determining whether to award shares and the number of shares of restricted stock to be awarded to executive officers in 2015, the Compensation Committee evaluated, among other things: (a) each executive officer’s job responsibility, past performance and anticipated future contributions, (b) the value of the grant and potential appreciation to the executive officer in relation to the other elements of his total compensation, (c) corporate performance, and (d) the executive officer’s existing vested and unvested equity holdings.

In accordance with the terms of his employment agreement, on April 30, 2015, the Compensation Committee awarded Mr. Korte an award of restricted consisting of 47,702 shares of the Company’s common stock, having an aggregate fair market value of $550,000 on the date of grant. Such shares are a part of the Company’s Long-Term Incentive Plan and were awarded under the 2005 Plan. Half of the shares are subject to time-based vesting, with such shares vesting on the third anniversary of the date of grant; the other half of the shares will vest on the third anniversary of the date of grant only upon the achievement of certain revenue growth (25% weighting) and leverage ratio (75% weighting) targets established by the Compensation Committee.

The following table provides the restricted stock awards granted under the Company’s long-term incentive compensation plan in 2015, as described above.

Named Executive Officer	Number of Shares of Granted in 2015	Grant Date Fair Value of Stock Awards in 2015

Daniel G. Korte	47,702	$550,005
Clifford C. Stebe, Jr.	4,201	$60,200
Joseph DeMartino	4,201	$60,200
Brian P. Olsen	2,931	$42,001
Jennifer L. Alfaro	4,217	$60,008

2016 Grants of Restricted Stock

To date, no named executive officer has received a grant of restricted stock in 2016. However, the Board communicated to the named executive officers that grants of restricted stock under the 2015 Plan will have a target value in the following amounts for 2016:

Named Executive Officer	Target Value of Expected 2016 Grant

Daniel G. Korte	$500,000
Clifford C. Stebe, Jr.	$90,000
Joseph DeMartino	$90,000
Brian P. Olsen	$85,000
Jennifer L. Alfaro	$80,000

The long-term incentive shares will be subject to vesting. For all named executive officers, half of the shares will be subject to a three year cliff vesting schedule and the other half of the shares will be based on Company performance. The Company expects to make these grants in May 2016, upon the finalization of the related performance goals. The actual value of the grants when made will be 10% greater than the values set forth in the table above to provide sufficient shares for vesting if maximum performance levels are achieved with respect to the performance-based shares.

In addition to annual grants of restricted stock that are expected to be made by the Company under the 2015 Plan, equity grants may also be made to new executive officers upon the commencement of their employment and, on occasion, to executive officers in connection with a significant change in job responsibility, extraordinary performance or other reasons.

Awards of equity grants to our executive officers are made at the discretion of the Compensation Committee based on various factors, as described above. Historically, the Compensation Committee has made a determination of whether to make such awards and the amounts of such awards in the first quarter of the year.

Benefit Programs and Executive Perquisites

In addition to the three basic elements of our executive compensation program described above, our executives participate in other benefit programs, such as group term life and health benefits, disability programs, tuition reimbursement and our Profit Sharing and 401(k) Plan, all of which are available to all of our full-time employees.

Historically, we have not offered perquisites to our executive officers other than the use of a Company furnished automobile or an automobile allowance in lieu thereof.

Change in Control and Severance Practices

Under the 2005 Plan, stock-based compensation vests immediately in the event of a change in control of the Company. Under the 2015 Plan, through which no shares have been granted to a named executive officer to date, unvested shares will be immediately vested and fully exercisable upon a qualifying termination of employment occurring on or after a change of control unless otherwise agreed to by the Company (i.e., “double trigger” vesting). In addition, the employment agreement of each of our named executive officers provides for the payment of severance if such executive’s employment is terminated in connection with a change in control of the Company. Pursuant to their employment agreements, if the executive’s employment terminates within nine months following a change in control, the amount of severance will be based on whether the termination of the named executive officer’s employment was for cause or for good reason. The Company believes that the double trigger vesting concept in the 2015 Plan and employment agreements of its named executive officers aligns the Company's approach with an increasing number of public companies.

An executive may also be entitled to severance under his or her employment agreement if the executive’s employment terminates outside of the context of a change in control, depending on the reason for the termination.  Pursuant to their employment agreements, the amount of severance eligibility will be based on whether the termination of the named executive officer’s employment was for cause, not for cause or voluntary. For additional information regarding the payment of severance in connection with changes in control and otherwise, please see the section below titled “Compensation of Executive Officers - Executive Compensation Tables - Potential Payments Upon Termination.”

The severance arrangements with each of our executive officers are considered to be a necessary part of the process in the recruitment and retention of qualified executives. These severance arrangements allow our executives to focus on shareholder interests in considering strategic alternatives and assist the Company in providing income protection for executives in the event of an involuntary, not for cause termination of employment.

Policy for Recoupment of Incentive Compensation

In order to further align our executives’ interests with the interests of our shareowners and support good governance practices, each executive’s employment agreement also includes a provision that states that any compensation paid to an executive constituting “incentive based compensation” for purposes of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) shall be subject to recoupment pursuant to Section 954 of the Dodd-Frank Act and the Company’s Policy for Recoupment of Incentive Compensation, as such policy may be modified from time to time to comply with Section 954 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code generally precludes a public company from taking a federal income tax deduction for annual compensation in excess of $1 million per individual paid to its chief executive officer and the three other mostly highly compensated officers other than the chief financial officer. Under Section 162(m), certain compensation, including “performance-based compensation,” is excluded from this deduction limitation. Our intent is to structure compensation paid to our executives to be deductible; however, from time to time, the Compensation Committee may award compensation that may not be deductible if it determines that such awards are consistent with our compensation philosophy and in the best interest of our shareholders.

COMPENSATION COMMITTEE REPORT

In fulfilling its duties and responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this annual report.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the Company’s 2016 proxy statement.

Respectfully submitted,

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS OF
LMI AEROSPACE, INC.

Judith W. Northup, Chair of the Compensation Committee
John S. Eulich, Member
Steven K. Schaffer, Member
Gregory L. Summe, Member

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers, for the fiscal years ended December 31, 2015, 2014 and 2013:

Name and Principal Position	Year	Salary	Bonus	Stock Awards Granted (1)	Non-Equity Incentive Plan (2)	All Other Compensation (3,7)	Total
Daniel G. Korte, Chief Executive Officer and President (4)	2015	$500,000	$—	$550,005	$371,450	$8,350	$1,429,805
	2014	$405,449	$—	$470,325	$300,000	$6,318	$1,182,092
	2013	$—	$—	$—	$—	$—	$—
Clifford C. Stebe, Jr., Chief Financial Officer and Vice President (5)	2015	$236,313	$—	$60,200	$70,570	$7,312	$374,395
	2014	$225,000	$—	$53,200	$33,926	$7,398	$319,524
	2013	$183,909	$6,849	$26,766	$—	$1,397	$218,921
Joseph DeMartino, Chief Operating Officer (6)	2015	$300,000	$—	$60,200	$89,550	$4,117	$453,867
	2014	$—	$—	$—	$—	$—	$—
	2013	$—	$—	$—	$—	$—	$—
Brian P. Olsen, President, Engineering Services (6,7)	2015	$260,165	$—	$42,001	$78,000	$39,467	$419,633
	2014	$—	$—	$—	$—	$—	$—
	2013	$—	$—	$—	$—	$—	$—
Jennifer L. Alfaro, Chief Human Resources Officer (6,7)	2015	$250,000	$—	$60,008	$74,625	$87,026	$471,659
	2014	$—	$—	$—	$—	$—	$—
	2013	$—	$—	$—	$—	$—	$—

(1)
This column represents the aggregate grant date fair value of restricted shares awarded to each officer during the each fiscal year computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)	The amounts in this column represent the cash bonuses awarded under our annual incentive cash bonus program and our named executive officers’ employment agreements for the year reported.

(3)
The amounts in this column represent compensation for items that are not reportable elsewhere in the Summary Compensation Table, including but not limited to, perquisites and other personal benefits; “gross-ups’ or other amounts reimbursed for the payment of taxes; the amount paid or due in connection with any retirement, resignation, severance, or other termination; amounts paid related to relocation; the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to life insurance for the benefit of a named executive officer; and the dollar value of any dividends or other earnings paid on stock or option awards, when those amounts were not factored into the grant date fair value required to be reported for such award.

(4)	Mr. Korte joined the Company in 2014 and appointed to the position of Chief Executive Officer effective on March 18, 2014.

(5)
Mr. Stebe became Chief Financial Officer in November 2013. A new employment agreement was entered into with Mr. Stebe in January 2014 reflecting his new role and base salary and has been subsequently amended.

(6)	Messrs. DeMartino and Olsen and Ms. Alfaro were not named executive officers in 2014 or 2013.

(7) Ms. Alfaro and Mr. Olsen received compensation of $60,418 and $30,625, respectively related to relocation expenses. Ms. Alfaro also received $20,000 in 2015 as an inducement to employment.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding unvested equity awards held by our named executive officers as of December 31, 2015.

	Option Awards			Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)
Daniel G. Korte	—	—	—	79,057	$796,104
Clifford C. Stebe, Jr.	—	—	—	9,202	$92,664
Joseph DeMartino	—	—	—	8,783	$88,445
Brian P. Olsen	—	—	—	6,532	$65,777
Jennifer L. Alfaro	—	—	—	4,217	$42,465

(1)	There were no option awards outstanding as of December 31, 2015.

(2)
Amounts shown in this column represent the number of time-based restricted shares or units granted to each named executive officer that had not vested as of December 31, 2015. These awards generally vest on the third anniversary of the grant date. Subsequent to December 31, 2015, the following time-based restricted shares vested: Mr. Stebe: 1,200 shares; and Mr. Olsen 1,400 shares. The remaining time-based restricted shares vest as follows: Mr. Korte: 23,021 shares on March 14, 2017 and 21,684 shares on April 30, 2018; Mr. Stebe: 3,801 shares May 13, 2017 and 4,201 shares February 18, 2018; Mr. DeMartino: 4,582 shares July 31, 2017 and 4,201 shares February 18, 2018; Mr. Olsen: 2,201 shares May 13, 2017 and 2,931 shares February 18, 2018; and Ms. Alfaro: 4,217 shares on February 2, 2018. On March 14, 2014, Mr. Korte was also granted 8,334 shares, the vesting for which is subject to the performance of LMI Common Stock and the related performance period for these shares is from one to three years. On April 30, 2015, Mr. Korte was granted 26,018 shares, the vesting for which is subject to the financial performance company through December of 2017.

(3)	Market value of unvested shares is based on closing market price of $10.07 per share on December 31, 2015.

Option Exercises and Stock Vested

There were no option awards outstanding as of December 31, 2015. The table below sets forth information regarding the vesting of shares of restricted stock held by our named executive officers during 2015.

	Stock Awards Vested
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Daniel G. Korte	—	$—
Clifford C. Stebe, Jr.	1,000	$14,370
Joseph DeMartino	—	$—
Brian P. Olsen	1,600	$22,992
Jennifer L. Alfaro	—	$—

(1)	Represents restricted stock that was granted in 2012 and vested in accordance with the terms of the grant.

(2)	Represents the aggregate market value of the restricted stock at vesting.

Pension Benefits

None of our named executive officers is covered by a defined pension benefit plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

Our executives do have the option to participate in the Company's Nonqualified Deferred Compensation Plan adopted in 2015. Under the terms of the plan, executives have the option of deferring receipt of equity awards until such time as elected by the executive in accordance with the terms of the plan.

Potential Payments Upon Termination

Pursuant to the terms of the employment agreements with our executive officers, an executive officer may be entitled to severance payments upon termination of employment in certain circumstances. If a named executive officer is terminated for “cause”, or due to death or permanent disability, the executive will receive his or her base salary accrued but unpaid as of the date of the termination. Pursuant to the employment agreements, if an executive is terminated without “cause” and other than in connection with a change of control of the Company, the executive will receive twelve months of base salary. Also in the case of Mr. DeMartino, if he resigns for good reason before July 31, 2016, he will receive twelve months of base salary.

Within nine months following a change in control of the Company, if a named executive officer’s employment is involuntarily terminated or the named executive officer elects to terminate his employment for “good reason”, the named executive officer will receive severance in an amount equal to two and one-half times the executive’s annual base salary and any reasonably anticipated performance bonus for the fiscal year in which the executive’s employment was terminated on a prorated basis.

Except under limited circumstances, severance will be paid in equal monthly installments in accordance with our regular pay schedule. In addition, severance payments are subject to the executive signing a release.

For purposes of the above, the definition of “cause” may include termination for (a) engaging in negligence or willful misconduct in the performance of executive’s duties, which is materially injurious to the Company, (b) willfully failing to observe the Company’s policies, (c) committing acts of dishonesty in interactions or dealings with the Company, its employees or customers, (d) losing or having suspended licenses, clearances or bonding required to perform executive’s duties under the employment agreement, and violating any law, rule or government regulation (other than traffic violations, misdemeanors or similar offenses that do not involve moral turpitude) or being convicted of or pleading nolo contendere to any felony. For purposes of the above, the definition of “good reason” may include: (a) a significant reduction of the executive’s duties, authority or responsibilities, (b) requirement to relocate executive’s primary work location more than fifty miles from then present location, (c) loss of full time employment on terms comparable to those set forth in the employment agreement, or (d) transition of the executive officer to a position that is not the functional equivalent of the executive officer’s current position.

The following table indicates the cash amounts, accelerated vesting and other payments and benefits that our named executive officers would have been entitled to receive upon termination under various circumstances. The payments are determined pursuant to the terms of the 2005 Plan, the restricted stock agreements made under the 2005 Plan and the respective employment agreements in effect at the time, and assume termination occurred on December 31, 2015.

Name	Benefit (1)	Termination: Voluntary or For Cause, Death or Disability	Termination: Without Cause (2)	Change in Control: Involuntary or for Good Reason (3)	Change in Control: Voluntary
Daniel G. Korte	Restricted Stock (4)	—	$—	$796,104	$796,104
	Cash Severance (5)	—	$500,000	$1,621,450	$500,000
Total		—	$500,000	$2,417,554	$1,296,104
Clifford C. Stebe, Jr.	Restricted Stock (4)	—	$—	$92,664	$92,664
	Cash Severance (5)	—	$250,000	$695,570	$250,000
Total		—	$250,000	$788,234	$342,664
Joseph DeMartino	Restricted Stock (4)	—	$—	$88,445	$88,445
	Cash Severance (5)	—	$300,000	$839,550	$300,000
Total		—	$300,000	$927,995	$388,445
Brian P. Olsen	Restricted Stock (4)	—	$—	$65,777	$65,777
	Cash Severance (5)	—	$275,000	$765,500	$275,000
Total		—	$275,000	$831,277	$340,777
Jennifer L. Alfaro	Restricted Stock (4)	—	$—	$42,465	$42,465
	Cash Severance (5)	—	$250,000	$699,625	$250,000
Total		—	$250,000	$742,090	$292,465

(1)
No accelerated benefit will be paid to the extent that it would constitute an excess parachute payment under Section 280G(b)(3) of the Internal Revenue Code. As of December 31, 2015, there were no named executive officers who would have received payments that would constitute excess parachute payments.

(2) A termination without cause is any termination by the Company other than for cause or in connection with a change in control.

(3)	Cash severance represents two and one-half times the executive’s base salary as of December 31, 2015, plus the executive’s reasonably anticipated performance bonus for the year.

(4)
The restricted stock value is calculated using the closing market price of $10.07 per share on December 31, 2015, multiplied by the number of shares that would have become vested as a result of the change in control on that date.

(5) These amounts are based on the executive’s base salary in effect as of December 31, 2015.

PROPOSAL II - SAY ON PAY

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act provides our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.  Our overall compensation philosophy consists of offering our executives and other members of our management team compensation and benefits that (a) are aligned with the performance of the Company and/or its business segments and (b) enable us to attract, retain and motivate highly skilled people who work together as a team to achieve our financial and strategic business objectives.  In furtherance of this compensation philosophy, our executive compensation program is designed to:

•	provide fair and reasonable compensation that meets the competitive environment for executive talent;
•	help motivate the members of our executive team to achieve excellent performance on both a short-term and a long-term basis; and

•	align the interests of our executive team members with those of our shareholders in order to promote the long-term success of the Company.

To meet these objectives, our executive compensation program is designed to achieve a balance of cash and stock-based remuneration and short-term and long-term goals through (a) a fair and competitive base salary and annual incentive cash bonuses payable in connection with achieving short-term performance goals and (b) long-term equity-based compensation payable upon the passage of time in relation to the executive's continuing service with the Company and in connection with the achievement of long-term performance goals established annually by the Compensation Committee.  As a result, our pay-for-performance philosophy, combined with compensation goals that support both our long-term strategic plan and annual operational goals, maximize shareholder value.  The Compensation Discussion and Analysis contained in this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2015 in more detail.

The Company believes that its compensation program for the named executive officers is instrumental in helping the Company achieve its financial goals. The Company further believes that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests by supporting the execution of both our annual and long-term plans.  Compensation unrelated to performance is limited.  Severance payable upon termination of employment is limited to terminations without cause (unless there is a change in control) and is tied to the executive’s service to the Company.  We generally do not provide guaranteed incentive awards, and our perquisites are very limited and are in line with our pay for performance philosophy.

The Company believes that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.  As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ” THE ADVISORY APPROVAL
OF THE COMPANY’S EXECUTIVE COMPENSATION AS FOLLOWS:

RESOLVED, that the shareholders of LMI Aerospace, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, the compensation tables, and the accompanying footnotes and narratives of this Proxy Statement.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”), as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the current fiscal year ending December 31, 2015.

PwC’s report on the financial statements of the Company for the past fiscal year and the fiscal years ending December 31, 2015 and December 31, 2014 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the Company’s audit for each of the three most recent fiscal years, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused the firm to make reference thereto in its report in the financial statements for such years.

During the Company’s most recent fiscal year, there were no reportable events as defined in Regulation S-K, Item 304(a)(1)(v).

A proposal will be presented at the Annual Meeting to ratify the appointment of PwC as the Company’s independent registered public accounting firm. One or more of the representatives of that firm are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Neither the Company’s Amended and Restated By-laws nor its other governing documents or laws require shareholder ratification of the selection of PwC as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the amount of audit fees, tax fees, audit-related fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for the years ended December 31, 2015 and December 31, 2014:

	2015	2014

Audit fees (1)	$933,000	$1,010,596
Tax fees (2)	417,062	388,868
Audit-related fees (3)	—	32,000
All other fees	5,800	2,700
Total Fees	$1,355,862	$1,434,164

(1)
Includes annual financial statement audit, audit of the Company’s internal control over financial reporting and quarterly review services. In 2014, also includes services provided in connection with the Company's debt issuance.

(2)
Includes fees associated with federal, state and international tax compliance and consulting services. In 2015, also includes expenses related to the examination of the Company's 2012 and 2013 tax returns by the Internal Revenue Service.

(3)
Represents fees billed for the audit of the LMI Aerospace, Inc. Profit Sharing and Savings Plan and Trust (the “Plan”).  The costs for the audit of the Plan were borne by the Plan. In 2015, PricewaterhouseCoopers LLP was not engaged on this audit.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the Company’s independent registered public accounting firm. All of the fees listed above were pre-approved in accordance with this policy. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the Company’s independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to its Chair the authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. The Audit Committee, after review and discussion with PricewaterhouseCoopers LLP of the Company’s pre-approval policies and procedures, determined that the provision of these services in accordance with such policies and procedures was compatible with maintaining the firm’s independence.

ANNUAL REPORT

The Annual Report of the Company for the 2015 fiscal year, as amended, accompanies this Notice of Annual Meeting and Proxy Statement.

FUTURE PROPOSALS

In order for a shareholder proposal intended to be presented pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for the 2017 Annual Meeting, we must receive it no earlier than December 14, 2016, the date that is expected to be approximately 150 days prior to the mailing of the proxy statement for that annual meeting, and no later than January 13, 2017, the date that is expected to be approximately 120 days prior to the mailing of the proxy statement for that annual meeting. To be considered for inclusion in our proxy statement for the 2017 Annual Meeting, the shareholder proposal must be in compliance with Rule 14a-8 under the Exchange Act. In order for a shareholder proposal outside of Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the shareholder proposal must be received by the Company no later than March 29, 2017. Shareholder proposals must be submitted by written notice delivered to the Secretary at the address listed on the cover page of this Proxy Statement.

COMMUNICATION WITH THE BOARD OF DIRECTORS

A shareholder who wishes to communicate with our Board of Directors, specific individual directors or the non-employee directors as a group, may do so by directing a written request addressed to such director(s) in care of the Corporate Secretary at the address appearing on the first page of this proxy statement. Such communication will be directed to the intended director, group of directors or the entire Board of Directors, as the case may be.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this Proxy Statement or annual report is being delivered to multiple shareholders sharing an address, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement or annual report, as applicable, to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or annual report, you may call us at (636) 946-6525 or send a written request to LMI Aerospace, Inc., 411 Fountain Lakes Boulevard, St. Charles, Missouri 63301, Attention: Secretary. Alternatively, shareholders sharing an address who now receive multiple copies of the proxy statement or annual report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.
OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting other than as set forth in the Notice that accompanies this Proxy Statement. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Renée Skonier
Secretary

St. Charles, Missouri
April 29, 2016

LMI AEROSPACE, INC.
ATTN: SUZANNE PAINOVICH
411 FOUNTAIN LAKES BLVD.
ST. CHARLES, MO 63301

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/LMIA2016**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E11068-P79224 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LMI AEROSPACE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gerald E. Daniels
02) Daniel G. Korte
03) John M. Roeder
04) Steven K. Schaffer
05) Gregory L. Summe

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. ADVISORY APPROVAL OF EXECUTIVE COMPENSATION.	☐	☐	☐
3. RATIFICATION OF THE ENGAGEMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THIS FISCAL YEAR.	☐	☐	☐

Please date and sign exactly as your name appears on the envelope. In the case of joint holders, each must sign. When signing as attorney, executor, etc., give full title. If signer is a corporation or other entity, execute in full corporate or company name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

LMI AEROSPACE, INC.
ANNUAL MEETING OF SHAREHOLDERS
June 22, 2016

The undersigned hereby appoints Renée Skonier, or if Ms. Skonier is unable or declines to exercise such rights hereunder, the undersigned appoints Daniel G. Korte, with full power of substitution, the true and lawful attorney and proxy of the undersigned to vote all the shares of Common Stock, $0.02 par value per share, of LMI Aerospace, Inc. owned by the undersigned at the Annual Meeting of Shareholders to be held at 411 Fountain Lakes Blvd., St. Charles, Missouri 63301, beginning at 10:00 a.m. local time, June 22, 2016, and at any adjournments or postponements thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED HEREIN. IF NO CHOICE IS SPECIFIED BUT THIS PROXY IS PROPERLY EXECUTED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES THAT HE/SHE HAS RECEIVED A COPY OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT.

Continued and to be signed and dated on reverse side